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                                                               Exhibit 3(i)(a)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  AVNET, INC.

                            UNDER SECTION 805 OF THE
                            BUSINESS CORPORATION LAW


     It is hereby certified that:

     FIRST: The name of the corporation is AVNET, INC. The corporation was formed under the name of AVNET ELECTRONIC SUPPLY CO., INC.

     SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1995.

     THIRD: Pursuant to Section 502(e) of the Business Corporation Law, Article III of the certificate of incorporation of the corporation, relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended to decrease to zero the 500,000 shares of $1.00 Cumulative Convertible Preferred Stock, the 465,501 shares of $3.00 Cumulative Convertible Preferred Stock, Series B, and the 653,062 shares of $2.50 Cumulative Convertible Preferred Stock, Series C, initially authorized in the said Article III. None of the authorized shares of such series of Preferred Stock are outstanding, and none will be issued subject to the certificate of incorporation. Accordingly, as provided in the certificate of incorporation, the previously authorized shares of such series of

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Preferred Stock shall revert to the status of authorized but unissued shares of
Preferred Stock of the corporation.


    FOURTH: Article IV of the certificate of incorporation, relating to the office of the corporation in the State of New York and the designation of the Secretary of State as agent of the corporation upon whom process against it may be served, is hereby amended (1) to designate New York County as the county within New York in which the office of the corporation is located, (2) to designate Corporation Service Company as the corporation's registered agent, and to specify the address of the said registered agent, and (3) to change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon the Secretary of State.

    FIFTH: In order to effect the amendment described in section THIRD above, Sections(A), (B) and (C) of Article III of the certificate of incorporation, setting forth all matters with respect to the abovementioned series of Preferred Stock, are hereby eliminated as provided in Section 502(e) of the Business Corporation Law, so that section THIRD shall read in its entirety as follows:

     "III. The aggregate number of shares which the Corporation shall have the authority to issue shall be one hundred twenty-three million (123,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and one hundred twenty million (120,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock."

     SIXTH: In order to effect the amendment described in section FOURTH above,
Article IV of the certificate of incorporation is hereby amended and restated to read in its entirety as follows:


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     "IV. The office of the corporation is located in the County of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543. The name and address within the State of New York of the registered agent of the corporation is as follows: Corporation Service Company, 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent of the corporation upon whom process against the corporation may be served."

     SEVENTH: The foregoing amendment to Article III of the certificate of incorporation was authorized by the vote at a meeting of the corporation's Board of Directors, as provided in paragraphs (c) and (e) of Section 502 of the Business Corporation Law and the corporation's certificate of incorporation.

     EIGHTH: The foregoing amendment to Article IV of the certificate of incorporation was authorized by the vote at a meeting of the corporation's Board of Directors pursuant to Section 803(b) of the Business Corporation Law.


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     IN WITNESS WHEREOF, the undersigned has subscribed this certificate on this 2nd day of February, 1999.




                                        /s/ David R. Birk
                                        ____________________________________
                                        David R. Birk
                                        Senior Vice President and Secretary







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